CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. 2.00% Fixed Rate Notes Due June 1, 2016	$370,000	$42.40
HSBC USA Inc. 3.00% Fixed Rate Notes Due June 1, 2020	$104,000	$11.92

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

HSBC USA Inc.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

Dated May 25, 2012

(To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Fixed Rate Underlying Supplement dated April 30, 2012)

$370,000 2.00% Fixed Rate Notes Due June 1, 2016

$104,000 3.00% Fixed Rate Notes Due June 1, 2020

Offering Period: 05/21/12 - 05/25/12	Trade Date: 05/25/12	Settlement Date: 06/01/2012*

Principal Amount	Price to Public	Maturity Date	Payment at Maturity	Coupon Rate	Coupon Payment Dates	CUSIP/ ISIN	Minimum Denomination	Minimum Increments	Fees and Commissions
									Varying Discounts	Referral Fees	Total
$370,000	100%	June 1, 2016, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	2.00% per annum, calculated on a 30/360 unadjusted basis	The 1st calendar day of each month commencing on July 1, 2012, up to and including the Maturity Date	4042K1N90 / US4042K1N901	$1,000	$1,000	Up to $7.50 / 0.75%	Up to $1.25 / 0.125%	Up to 0.875%
$104,000	100%	June 1, 2020, or if such a day is not a Business Day, the next succeeding Business Day.	On the Maturity Date, for each Note, we will pay you the Principal Amount of your Notes plus the final Coupon.	3.00% per annum, calculated on a 30/360 unadjusted basis	The 1st calendar day of each month commencing on July 1, 2012, up to and including the Maturity Date	4042K1P23 / US4042K1P237	$1,000	$1,000	Up to $10.00 / 1.00%	Up to $1.250 / 0.125%	Up to 1.125%

* We expect that delivery of the Notes will be made against payment for the securities on or about the Settlement Date set forth above, which is expected to be the fourth business day following the Trade Date of the Notes.  Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Fixed Rate Notes offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. We or one of our affiliates will act as calculation agent with respect to the Notes. Wells Fargo Bank, National Association will act as trustee. The paying agent will be HSBC Bank USA, N.A.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Fixed Rate Underlying Supplement. Any representation to the contrary is a criminal offense.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page S-3 of the prospectus supplement and page S-1 of the Fixed Rate Underlying Supplement.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Fixed Rate Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Fixed Rate Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Fixed Rate Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may obtain:

•	The Fixed Rate Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412025160/v311112_424b2.htm
•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note / Total for 2.00% Fixed Rate Notes	$1,000 / $370,000	$8.45 / $3,125	$991.55 / $366,875
Per Note / Total for 3.00% Fixed Rate Notes	$1,000 / $104,000	$11.08 / $1,153	$988.92 / $102,848

1 Representing the average Per Note fees and commissions.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 22, 2012, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 filed with the Securities and Exchange Commission on March 22, 2012.

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